Exhibit 10.2

Amended and Restated Executive Change-in-Control Severance Agreement for

Adopted:

Amended and Restated: December, 2008

Walter Industries, Inc.
Amended and Restated Executive Change-in-Control Severance Agreement

THIS AMENDED AND RESTATED EXECUTIVE CHANGE-IN-CONTROL SEVERANCE AGREEMENT is made, entered into, and is effective this       day of                         , 2008 (hereinafter referred to as the “Effective Date”), by and between Walter Industries, Inc. (the “Company”), a Delaware corporation, and                                                      (the “Executive”).

WHEREAS, the Executive is currently employed by                                            (“      ”), a [subsidiary of the Company,] and possesses considerable experience and knowledge of the business and affairs of the Company concerning its policies, methods, personnel, and operations; and

WHEREAS, the Company is desirous of assuring insofar as possible, that it will continue to have the benefit of the Executive’s services; and the Executive is desirous of having such assurances; and

WHEREAS, the Company recognizes that circumstances may arise in which a Change in Control of the Company occurs, through acquisition or otherwise, thereby causing uncertainty of employment without regard to the Executive’s competence or past contributions. Such uncertainty may result in the loss of the valuable services of the Executive to the detriment of the Company and its shareholders; and

WHEREAS, both the Company and the Executive are desirous that any proposal for a Change in Control or acquisition will be considered by the Executive objectively and with reference only to the business interests of the Company and its shareholders;

WHEREAS, the Executive will be in a better position to consider the Company’s best interests if the Executive is afforded reasonable security, as provided in this Agreement, against altered conditions of employment which could result from any such Change in Control or acquisition; and

WHEREAS, the Company and the Executive previously entered into an Executive Change-in-Control Severance Agreement dated as of                                        (“Prior Agreement”); and

WHEREAS, the Company and the Executive now desire to amend and restate the terms of Executive’s Executive Change-in-Control Severance Agreement in its entirety in order to comply with the requirements of Section 409A of the Code.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article 1. Definitions

Wherever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a)                            “Agreement” means this Amended and Restated Executive Change-in-Control Severance Agreement.

(b)                           “Base Salary” means, at any time, the then regular annual rate of pay which the Executive is receiving as annual salary, excluding amounts: (i) received under short-term or long-term incentive or other bonus plans, regardless of whether or not the amounts are deferred, or (ii) designated by the Company as payment toward reimbursement of expenses.

(c)                            “Board” means the Board of Directors of the Company.

(d)                           “Cause” shall be determined solely by the Committee in the exercise of good faith and reasonable judgment, and shall mean the occurrence of any one or more of the following:

(i)                                    The Executive’s willful and continued failure to substantially perform his duties with the Company and/or one or more of its subsidiaries (other than any such failure resulting from the Executive’s Disability), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Committee believes that the Executive has not substantially performed his duties, and the Executive has failed to remedy the situation within fifteen (15) business days of such written notice from the Company or a subsidiary; or

(ii)                                 The Executive’s conviction of a felony; or

(iii)                              The Executive’s willful engaging in conduct that is demonstrably and materially injurious to the Company and/or one or more of its subsidiaries, monetarily or otherwise. However, no act or failure to act on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interests of the Company and/or one or more of its subsidiaries.

(e)                            “Change in Control” of the Company shall mean the occurrence of any one (1) or more of the following events:

(i)                                    A change in the effective control of the Company, which occurs only on either of the following dates:

(A)                                                      The date any Person or more than one Person acting as a group (other than the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, and any trustee or other fiduciary holding securities under an employee benefit plan of the Company or such proportionately owned corporation), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company representing more than thirty percent (30%) of the total voting power of the stock of the Company; or

(B)                                                        The date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election;

provided that, in any event, the transaction must constitute a “change in the effective control” of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5)(vi).

(ii)                                 The date any Person or more than one Person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) all or substantially all of the Company’s assets; provided that the transaction must constitute a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5)(vii).

Notwithstanding the foregoing, in no event shall a Change in Control of the Company be deemed to have occurred if the Company undergoes a strategic realignment of its businesses (such as a split-up or spin-off transaction), with or without a shareholder vote, including, without limitation, a spin-off or other transaction separating Jim Walter Homes, Inc., Walter Mortgage Company or JWH Holding Company, LLC from the Company.

(f)                              “Code” means the Internal Revenue Code of 1986, as amended.

(g)                           “Committee” means the Compensation Committee of the Board of Directors of the Company, or, if no Compensation Committee exists, then the full Board of Directors of the Company, or a committee of Board members, as appointed by the full Board to administer this Agreement.

(h)                           “Company” means Walter Industries, Inc., a Delaware corporation, or any successor thereto as provided in Article 9 herein.

(i)                               “Constructive Termination” means the Executive’s voluntary Separation from Service for Good Reason; provided that a voluntary Separation from Service shall be a Constructive Termination only if (i) Executive provides written notice of the facts or circumstances constituting a Good Reason condition to the Company within 30 days after the initial existence of the Good Reason condition, (y) the Company does not remedy the Good Reason condition within 30 days after it receives such notice, and (z) the voluntary Separation from Service occurs within 90 days after the initial existence of the Good Reason condition. The foregoing definition of Constructive Termination is intended to qualify for the safe harbor under Treasury Regulations Section 1.409A-1(n)(2)(ii) for treating a voluntary separation from service as an involuntary separation from service.

(j)                               “Disability” or “Disabled” shall have the meaning ascribed to such term in the Executive’s governing long-term disability plan, or if no such plan exists, at the discretion of the Board.

(k)                            “Effective Date” means the date this Agreement is approved by the Board, or such other date as the Board shall designate in its resolution approving this Agreement, and as specified in the opening sentence of this Agreement.

(l)                               “Effective Date of Termination” means the date on which a Qualifying Termination occurs, as provided in Section 2.2 herein, which triggers the payment of Severance Benefits hereunder.

(m)                         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)                           “Good Reason” means the occurrence of any of the following conditions after a Change in Control of the Company (in each case arising without the Executive’s consent):

(i)                       A material diminution of the Executive’s authority, duties or responsibilities from those in effect as of ninety (90) calendar days prior to the Change in Control;

(ii)                    The Company requiring the Executive to be based at a location in excess of fifty (50) miles from the location of the Executive’s principal job location or office immediately prior to the Change in Control; except for required travel on the Company’s business to an extent substantially consistent with the Executive’s then present business travel obligations;

(iii)                 A material reduction by the Company of the Executive’s Base Salary in effect on the Effective Date hereof, or as the same shall be increased from time to time; or

(iv)                A material breach of this Agreement by the Company, including Section 9.1.

Unless the Executive becomes Disabled, the Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not, by itself, constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

(o)                           “Involuntary Termination” means the Executive’s involuntary Separation from Service within the meaning of Treasury Regulations Section 1.409A-1(n)(1).

(p)                           “Normal Retirement Age” means the earliest normal retirement age available under the established rules of the Company’s tax-qualified retirement plans in which the Executive is eligible to participate.

(q)                           “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(r)                              “Person” shall have the meaning ascribed to such term in the Code and Treasury Regulations.

(s)                            “Qualifying Termination” means a Separation from Service described in Section 2.2 herein, the occurrence of which triggers the payment of Severance Benefits hereunder.

(t)                              “Separation from Service” means the Executive’s “separation from service” from Executive’s employer within the meaning of Section 409A(a)(2)(A)(i) of the Code and the default rules of Treasury Regulations Section 1.409A-1(h). For this purpose, Executive’s “employer” is JWR and every entity or other person which collectively with JWR constitutes a single “service recipient” (as that term is defined in Treasury Regulations Sections 1.409A-1(g)) as the result of the application of the rules of Treasury Regulations Sections 1.409A-1(h)(3); provided that an 80% standard (in lieu of the default 50% standard) shall be used for purposes of determining the service recipient / employer for this purpose.

(u)                           “Specified Employee” means a “specified employee” of the service recipient that includes JWR (as determined under Treasury Regulations Sections 1.409A-1(g))  within the meaning of Section 409A(a)(2)(B)(i) of the Code and Treasury Regulations Section 1.409A-1(i), as determined in accordance with the procedures adopted by such service recipient that are then in effect, or, if no such procedures are then in effect, in accordance with the default procedures set forth in Treasury Regulations Section 1.409A-1(i).

(v)                           “Severance Benefits” mean the payment of severance compensation as provided in Section 2.3 herein.

Article 2. Severance Benefits

2.1                         Right to Severance Benefits. The Executive shall be entitled to receive from the Company Severance Benefits as described in Section 2.3 herein, if there has been a Change in Control of the Company and if, within twenty-four (24) calendar months thereafter, the Executive experiences a Separation from Service for any reason specified in Section 2.2 herein as being a Qualifying Termination.

The Executive shall not be entitled to receive Severance Benefits if he experiences an Involuntary Termination for Cause, a Separation from Service by reason of his death or Disability, a voluntary Separation from Service after attaining his Normal Retirement Age, or a voluntary Separation from Service that is not a Constructive Termination.

2.2                         Qualifying Termination. The occurrence of any one of the following events within twenty-four (24) calendar months after a Change in Control of the Company shall trigger the payment of Severance Benefits to the Executive under this Agreement:

(a)                            An Involuntary Termination without Cause; or

(b)                           A Constructive Termination.

For purposes of this Agreement, a Qualifying Termination shall not include a Separation from Service by reason of the Executive’s death or Disability, a voluntary Separation from Service after attaining his Normal Retirement Age, a voluntary Separation from Service that is not a Constructive Termination, or an Involuntary Termination for Cause.

2.3        Description of Severance Benefits. In the event the Executive becomes entitled to receive Severance Benefits, as provided in Sections 2.1 and 2.2 herein, the Company shall pay or provide, as the case may be, to the Executive the following Severance Benefits:

(a)                            A lump-sum amount equal to the Executive’s accrued but unpaid Base Salary, accrued but unused vacation pay and unreimbursed business expenses (in accordance with the standard reimbursement policy applicable to the Executive then in effect) earned by and owed to the Executive through and including the Effective Date of Termination.

(b)                           A lump-sum amount equal to one and one-half (1.5) multiplied by the sum of the following: (i) the higher of: (A) the Executive’s annual rate of Base Salary in effect upon the Effective Date of Termination, or (B) the Executive’s annual rate of Base Salary in effect on the date of the Change in Control; and (ii) the average of the actual annual bonus earned (whether or not deferred) by the Executive under the annual bonus plan (excluding any special bonus payments) in which the Executive participated in the three (3) years preceding the year in which the Executive’s Effective Date of Termination occurs. If the Executive has less than three (3) years of annual bonus participation preceding the year in which the Executive’s Effective Date of Termination occurs, then the Executive’s annual target bonus established under the annual bonus plan in which the Executive is then participating for the bonus plan year in which the Executive’s Effective Date of Termination occurs shall be used for each year that the Executive did not participate in the annual bonus plan, up to a maximum of three (3) years, to calculate the three (3) year average bonus payment.

(c)                            A lump-sum amount equal to one-half (.5) multiplied by the sum of the following: (i) the higher of: (A) the Executive’s annual rate of Base Salary in effect upon the Effective Date of Termination, or (B) the Executive’s annual rate of Base Salary in effect on the date of the Change in Control; and (ii) the average of the actual annual bonus earned (whether or not deferred) by the Executive under the annual bonus plan (excluding any special bonus payments) in which the Executive participated in the three (3) years preceding the year in which the Executive’s Effective Date of Termination occurs. If the Executive has less than three (3) years of annual bonus participation preceding the year in which the Executive’s Effective Date of Termination occurs, then the Executive’s annual target bonus established under the annual bonus plan in which the Executive is then participating for the bonus plan year in which the Executive’s Effective Date of Termination occurs shall be used for each year that the Executive did not participate in the annual bonus plan, up to a maximum of three (3) years, to calculate the three (3) year average bonus payment. Such amount shall be in consideration for the Executive entering into a noncompete agreement as described in Article 4 herein.

(d)                           Upon the occurrence of a Change in Control, to the extent permitted by Section 409A of the Code, an immediate full vesting and lapse of all restrictions on any and all outstanding equity based long term incentives, including but not limited to stock options and restricted stock unit awards held by the Executive. This provision shall override any conflicting language contained in the Executive’s respective Award Agreements.

(e)                            The Executive shall continue to be entitled to receive payments or benefits under any annual bonus plan and/or long-term incentive plans, whether cash-based or equity-based, or retirement plans and insurance plans in which Executive is a participant, if any, in each case in accordance with the terms and conditions of such plans. The Committee shall authorize a pro-rata bonus under the Executive Incentive Plan (or successor annual bonus plan) (“EIP”) earned as of the Effective Date of Termination, based on actual year to date performance, as determined at the Committee’s discretion. Such pro-rata bonus shall be paid during the year following the year that includes the Effective Date of Termination in accordance with the terms of the EIP.

(f)                              Continuation for twenty-four (24) months of the Executive’s medical insurance and life insurance coverage. These benefits shall be provided by the Company to the Executive beginning immediately upon the Effective Date of Termination. Such benefits shall be provided to the Executive at the same coverage level and cost to the Executive as in effect immediately prior to the Executive’s Effective Date of Termination.

To the extent required by law, the Executive shall qualify for full COBRA health benefit continuation coverage beginning upon the expiration of the aforementioned twenty-four (24) month period.

Notwithstanding the above, these medical and life insurance benefits shall be discontinued prior to the end of the stated continuation period in the event the Executive receives substantially similar benefits from a subsequent employer, as determined solely by the Committee in good faith. For purposes of enforcing this offset provision, the Executive shall be deemed to have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.

(g)                           For a period of up to twenty-four (24) months following a Qualifying Termination, the Executive shall be entitled, at the expense of the Company, to receive standard outplacement services from a nationally recognized outplacement firm of the Executive’s selection. However, the Company’s total obligation shall not exceed thirty-five percent (35%) of the Executive’s final annual rate of Base Salary with the Company, and such Company obligation shall end prior to the end of the twenty-four (24) month period upon the Executive becoming employed by a subsequent employer.

2.4        Termination for Total and Permanent Disability. Following a Change in Control, if the Executive experiences a Separation from Service due to Disability, the Executive’s benefits shall be determined in accordance with the Company’s retirement, insurance, and other applicable plans and programs then in effect.

2.5        Termination for Retirement or Death. Following a Change in Control, if the Executive experiences a Separation from Service by reason of a voluntary Separation from Service after attaining his Normal Retirement Age, or by reason of his death, the Executive’s benefits shall be determined in accordance with the Company’s retirement, survivor’s benefits, insurance, and other applicable programs then in effect.

2.6        Termination for Cause or by the Executive Other Than for Good Reason. Following a Change in Control, if the Executive experiences (i) an Involuntary Termination for Cause, or (ii) a voluntary Separation from Service that is not a Constructive Termination, the Company shall pay the Executive his accrued but unpaid Base Salary at the rate then in effect and accrued but unused vacation pay. Further, the Executive shall continue to be entitled to receive payments or benefits under any annual bonus plan and/or long-term incentive plans, whether cash-based or equity-based, or retirement plans and insurance plans in which Executive is a participant, if any, in each case in accordance with the terms and conditions of such plans.

2.7        Notice of Termination. Any Involuntary Termination by the Company for Cause or voluntary Separation from Service by the Executive for Good Reason shall be communicated by Notice of Termination to the other party.

Article 3. Form and Timing of Severance Benefits

3.1        Form and Timing of Severance Benefits.

(a)                            The amount described in Section 2.3(a) herein and, except as provided in Section 3.1(b) herein, the amounts described in Sections 2.3(b), 2.3(c) and 5.1 herein shall be paid in cash to the Executive in a single lump sum within ten (10) calendar days following the Effective Date of Termination.

(b)                           Notwithstanding anything to the contrary in this agreement, if Executive is a Specified Employee on the Effective Date of Termination, to the extent that Executive is entitled to receive any benefit or payment under this Agreement that constitutes deferred compensation within the meaning of Section 409A of the Code before the date that is six (6) months after the Effective Date of Termination, such benefits or payments shall not be provided or paid to Executive on the date otherwise required to be provided or paid. Instead, all such amounts shall be accumulated and paid in a single lump sum to Executive on the first business day after the date that is six (6) months after the Effective Date of Termination (or, if earlier, within fifteen (15) days following Executive’s date of death). If Executive is required to pay for a benefit that is otherwise required to be provided by the Company under this Agreement by reason of this Section 3.1(b), Executive shall be entitled to reimbursement for such payments on the first business day after the date that is six (6) months after the Effective Date of Termination (or, if earlier, within fifteen (15) days following Executive’s date of death). All benefits or payments otherwise required to be provided or paid on or after the date that is six (6) months after the Effective Date of Termination shall not be affected by this Section 3.1(b) and shall be provided or paid in accordance with the payment schedule applicable to such benefit or payment under this Agreement.  Prior to the imposition of the six month delay as set forth in this Section 3.1(b), it is intended that (i) each installment under this Agreement be regarded as a separate “payment” for purposes of Section 409A of the Code, and (ii) all benefits or payments provided under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations Sections 1.409A-1(b)(4) (short-term deferral) or 1.409A-1(b)(9) (certain separation pay plans). This Section 3.1(b) is intended to comply with the requirements of Section 409A(a)(2)(B)(i) of the Code.

3.2        Withholding of Taxes. The Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as legally shall be required.

3.3        Reimbursement and In-Kind Benefits. To the extent this Agreement provides for reimbursements of expenses incurred by Executive or in-kind benefits the provision of which are not exempt from the requirements of Section 409A of the Code, the following terms apply with respect to such reimbursements or benefits: (1) the reimbursement of expenses or provision of in-kind benefits will be made or provided only during the period of time specifically provided herein; (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (3) all reimbursements will be made upon Executive’s request in accordance with the Company’s normal policies but no later than the last day of the calendar year immediately following the calendar year in which the expense was incurred; and (4) the right to the reimbursement or the in-kind benefit will not be subject to liquidation or exchange for another benefit.

Article 4. Noncompetition and Confidentiality

In the event the Executive becomes entitled to receive Severance Benefits as provided in Section 2.3 herein, the following shall apply:

(a)                            Noncompetition. During the term of employment and for a period of twelve (12) months after the Effective Date of Termination, the Executive shall not: (i) directly or indirectly act in concert or conspire with any person employed by the Company in order to engage in or prepare to engage in or to have a financial or other interest in any business or any activity which he knows (or reasonably should have known) to be directly competitive with the business of the Company as then being carried on; or (ii) serve as an employee, agent, partner, shareholder, director or consultant for, or in any other capacity participate, engage, or have a financial or other interest in any business or any activity which he knows (or reasonably should have known) to be directly competitive with the business of the Company as then being carried on (provided, however, that notwithstanding anything to the contrary contained in this Agreement, the Executive may own up to two percent (2%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934).

(b)                           Confidentiality. The Company has advised the Executive and the Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. All Protected Information shall remain confidential permanently and no Executive shall at any time, directly or indirectly, divulge, furnish, or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of the Executive’s employment with the Company), nor use in any manner, either during the term of employment or after termination, at any time, for any reason, any Protected Information, or cause any such information of the Company to enter the public domain.

For purposes of this Agreement, “Protected Information” means trade secrets, confidential and proprietary business information of the Company, and any other information of the Company, including, but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its agents or employees, including the Executive; provided, however, that information that is in the public domain (other than as a result of a breach of this Agreement), approved for release by the Company or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company, is not Protected Information.

(c)                            Nonsolicitation. During the term of employment and for a period of twelve (12) months after the Effective Date of Termination, the Executive shall not employ or retain or solicit for employment or arrange to have any other person, firm, or other entity employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who is an employee or consultant of the Company.

(d)                           Cooperation. Executive agrees to cooperate with the Company and its attorneys in connection with any and all lawsuits, claims, investigations, or similar proceedings that have been or could be asserted at any time arising out of or related in any way to Executive’s employment by the Company or any of its subsidiaries.

(e)                            Nondisparagement. At all times, the Executive agrees not to disparage the Company or otherwise make comments harmful to the Company’s reputation.

Article 5. Excise Tax Equalization Payment

5.1        Excise Tax Equalization Payment. If any portion of the Severance Benefits or any other payment under this Agreement, or under any other agreement with, or plan of the Company (in the aggregate, “Total Payments”) would constitute an “excess parachute payment,” such that a golden parachute excise tax is due, the Company shall provide to the Executive, in cash, an additional payment in an amount sufficient to cover the full cost of any excise tax and all of the Executive’s additional federal, state, and local income, excise, and employment taxes that arise on this additional payment (cumulatively, the “Full Gross-Up Payment”), such that the Executive is in the same after-tax position as if he had not been subject to the excise tax. For this purpose, the Executive shall be deemed to be in the highest marginal rate of federal, state, and local income taxes in the state and locality of the Executive’s residence on the Effective Date of Termination. This payment shall be made in accordance with Section 3.1.

For purposes of this Agreement, the term “excess parachute payment” shall have the meaning assigned to such term in Section 280G of the Internal Revenue Code, as amended (the “Code”), and the term “excise tax” shall mean the tax imposed on such excess parachute payment pursuant to Sections 280G and 4999 of the Code.

5.2        Subsequent Recalculation. In the event the Internal Revenue Service subsequently adjusts the excise tax computation herein described, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole on an after-tax basis (less any amounts received by the Executive that the Executive would not have received had the computations initially been computed as subsequently adjusted), including the value of any underpaid excise tax, and any related interest and/or penalties due to the Internal Revenue Service. This payment shall be made as promptly as possible after Executive remits the related taxes and in any event no later than the end of the Executive’s taxable year immediately following the Executive’s taxable year in which Executive remits the related taxes.

Article 6. The Company’s Payment Obligation

6.1        Payment Obligations Absolute. The Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.

The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement, except to the extent provided in Sections 2.3(f) and 2.3(g) herein.

6.2        Contractual Rights to Benefits. This Agreement establishes and vests in the Executive a contractual right to the benefits to which he is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

Article 7. [RESERVED]

Article 8. Legal Remedies

8.1        Dispute Resolution. The Executive shall have the right and option to elect to have any good faith dispute or controversy arising under or in connection with this Agreement settled by litigation or arbitration. If arbitration is selected, such proceeding shall be conducted by final and binding arbitration before a panel of three (3) arbitrators in accordance with the laws then in effect and under the administration of the American Arbitration Association.

8.2        Payment of Legal Fees. In the event that it shall be necessary or desirable for the Executive to retain legal counsel and/or to incur other costs and expenses in connection with the enforcement of any or all of his rights under this Agreement, the Company shall pay (or the Executive shall be entitled to recover from the Company) the Executive’s attorneys’ fees, costs, and expenses in connection with the enforcement of his rights including the enforcement of any arbitration award. This shall include, without limitation, court costs and attorneys’ fees incurred by the Executive as a result of any claim, action, or proceeding, including any such action against the Company arising out of, or challenging the validity or enforceability of, this Agreement or any provision hereof.

Article 9. Successors

9.1        Successors to the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company by agreement, in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of this Agreement.

9.2        Assignment by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

Article 10. Miscellaneous

10.1      Employment Status. This Agreement is not, and nothing herein shall be deemed to create, an employment contract between the Executive and the Company or any of its subsidiaries. The Executive acknowledges that the rights of the Company remain wholly intact to change or reduce at any time and from time to time his compensation, title, responsibilities, location, and all other aspects of the employment relationship, or to discharge him prior to a Change in Control (subject to such discharge possibly being considered a Qualifying Termination pursuant to Section 2.2).

10.2      Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof, and amends and restates in its entirety the Prior Agreement.

10.3      Notices. All notices, requests, demands, and other communications hereunder shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand or if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices.

10.4      Execution in Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

10.5      Conflicting Agreements. The Executive hereby represents and warrants to the Company that his entering into this Agreement, and the obligations and duties undertaken by him hereunder, will not conflict with, constitute a breach of, or otherwise violate the terms of, any other employment or other agreement to which he is a party, except to the extent any such conflict, breach, or violation under any such agreement has been disclosed to the Board in writing in advance of the signing of this Agreement.

10.6      Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

Notwithstanding any other provisions of this Agreement to the contrary, the Company shall have no obligation to make any payment to the Executive hereunder to the extent, but only to the extent, that such payment is prohibited by the terms of any final order of a federal or state court or regulatory agency of competent jurisdiction; provided, however, that such an order shall not affect, impair, or invalidate any provision of this Agreement not expressly subject to such order.

10.7      Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by a member of the Board, as applicable, or by the respective parties’ legal representatives or successors.

10.8      Applicable Law. To the extent not preempted by the laws of the United States, the laws of Delaware shall be the controlling law in all matters relating to this Agreement without giving effect to principles of conflicts of laws.

[signature page follows]

              IN WITNESS WHEREOF, the parties have executed this Agreement on this          day of                             , 2008.

	ATTEST	Walter Industries, Inc.

By:		By:
	Corporate Secretary	Title: